Exhibit 99.1

     FiberCore Replaces $19 Million Equity Line and Draws Down $3 Million

CHARLTON, Mass., Aug. 22 /PRNewswire/ -- FiberCore, Inc. (Nasdaq: FBCE - news), a leading manufacturer and global supplier of optical fiber and preform for the telecommunications and data communications markets, today announced that it replaced an existing $19 million equity line of credit and received proceeds of $3 million upon the private placement of common stock to Crescent International Ltd. The purchase price was at a premium over the closing price of FiberCore's common stock on August 20, when FiberCore and Crescent entered into a new stock purchase agreement. The new agreement replaces FiberCore's existing agreement with Crescent, which was a $30 million equity line. $11 million of the line was drawn in 2000 for the purchase of Xtal FiberCore Brasil, S.A. With the recent $3 million draw down, the equity line has now been reduced to $16 million. The new agreement contains several positive features, including a pricing mechanism more advantageous to FiberCore. The proceeds from the current sale and future sales to Crescent will be used to fund capacity expansion and for other corporate purposes.

Dr. Mohd Aslami, President and CEO of FiberCore commented, "The new arrangement provides FiberCore with more favorable pricing, greater flexibility, and extends the original commitment period. We enjoy a strong relationship with Crescent and welcome their continued support."

FiberCore, Inc. develops, manufactures and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems, to help guarantee high bandwidths and to suit the needs of Feeder Loop (also known as Metropolitan Area Network), Fiber-to-the Curb, Fiber-to-the Home and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil. For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone - 508-248-3900 or by FAX - 508-248-5588 or E-Mail: sales@FiberCoreUSA.com ; investor_relations@FiberCoreUSA.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss or reduced creditworthiness of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.